Exhibit 5.1

9275 W. Russell Road, Suite 240
Las Vegas, Nevada 89148
PH (702) 692-8026 | FX (702) 692-8075
fennemorelaw.com

September 1, 2026

Etoiles Capital Group Co., Ltd

Unit 03-04, 25/F, Cosco Tower

183 Queen’s Road Central

Sheung Wan, Hong Kong

Re:	Etoiles Capital Group Co., Ltd./Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Nevada counsel to Etoiles Capital Group Co., Ltd, a Cayman Islands exempted company (the “Company”), in connection with a Registration Statement on Form S-4, as amended (File No. 333-298341) (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to, among other matters, the proposed issuance of up to 15,110,000 shares (the “Etoiles Capital Nevada Stock”), of common stock, $0.0001 par value of Etoiles Capital Group Co., Ltd., a corporation to be formed under the laws of the State of Nevada as described below (“Etoiles Capital Nevada”). The Registration Statement relates to, among other things, a proposal that would result in the domestication of the Company as a Nevada corporation, being Etoiles Capital Nevada (the “Domestication Transaction”). This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the Domestication Transaction, the Company will deregister as a Cayman Islands corporation in accordance with Sections 206 and 207 of the Companies Act (as amended) of the Cayman Islands and continue as a Nevada corporation under the provisions of NRS 92A.270 by (a) obtaining approval from the shareholders of the Company at an annual general meeting of shareholders to adopt the Domestication Transaction, (b) filing the articles of incorporation in form as filed as Exhibit 3.2 to the Registration Statement (the “Articles of Incorporation”) and the articles of domestication in form as filed as Exhibit 3.4 to the Registration Statement (the “Articles of Domestication” with the Secretary of State of Nevada (the “Nevada SOS”), and (c) obtaining approval of the deregistration of the Company as a Cayman Islands corporation under Cayman Islands law. The Domestication Transaction will be effective upon acceptance and filing of the Articles of Incorporation and the Articles of Domestication by the Nevada SOS (the “Effective Time”), and Etoiles Capital Nevada will thereafter exist as a Nevada corporation.

Etoiles Capital Group Co., Ltd

September 1, 2026

On the effective date of the Domestication Transaction, the Company’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) will automatically convert by operation of law, on a one-for-one basis, into the Etoiles Capital Nevada Stock.

For purposes of this opinion, we have examined and relied upon the following:

(a) the Registration Statement;

(b) the Articles of Incorporation;

(c) the Articles of Domestication; and

(d) the form of Bylaws of the Etoiles Capital Nevada filed as Exhibit 3.3 to the Registration Statement (the “Bylaws”).

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (d) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) that, at or prior to the issuance of the Etoiles Capital Nevada Stock, (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded; (ii) the shareholders of the Company will have approved the Domestication Transaction; (iii) the transactions contemplated by the Registration Statement and the Domestication Transaction will be consummated in accordance with the terms of the documents pertaining thereto, without waiver or breach of any material terms or provisions thereof, and such transactions will be effective under applicable law; (iv) the Class A Ordinary Shares as issued by the Company were duly authorized, validly issued, fully paid, and non-assessable; (v) the Articles of Incorporation and Articles of Domestication of Etoiles Capital Nevada will be filed with the Nevada Secretary of State; and (vi) the Bylaws will be duly adopted;

(b) the legal capacity of all natural persons executing the Documents;

Etoiles Capital Group Co., Ltd

September 1, 2026

(c) the genuineness of all signatures on the Documents;

(d) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(e) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(f) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents; and

(g) the execution, delivery, and performance by all parties of the Documents.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that upon completion of the requirements of the Domestic Transaction and the making and effectiveness of the filing of the Articles of Incorporation and Articles of Domestication with the Nevada SOS, when the issued and outstanding Class A Ordinary Shares are converted by operation of law on a one-for-one basis into the shares of the Etoiles Capital Nevada Stock in the manner and on the terms described in the Registration Statement, the shares of the Etoiles Capital Nevada Stock will have been duly authorized and are validly issued, fully paid, and non-assessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

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